Exhibit 99.1

Q:	Is the deal with Apax a merger or an acquisition?

Technically, Apax is acquiring KCI, but it’s more important to understand that, for now, regardless of what the deal is “called,” we are only changing our ownership base and capital structure and not how our business operates. Apax is a private equity firm that has ownership in many companies (i.e. “portfolio companies”) and for reasons related to contracts, taxes, liability and other issues, they do not wish to combine KCI directly with these companies. Rather, Apax will establish a new subsidiary and “merge” it into KCI. This subsidiary has no operations or purpose other than to merge with KCI.

Unlike a strategic acquisition where one company buys another and merges its operations, departments and people, a private equity firm does not have operations, departments or people to merge into another company, but rather makes acquisitions for the primary purpose of gaining a return on their investment.

Q:	How will this deal affect our R&D spending? What about the projects currently underway?

Innovation is—and will continue to be—the cornerstone of KCI. In fact, one of the primary reasons Apax was so attracted to KCI is because of our core competence of using innovation to change the clinical practice of medicine. Our strategic plan is fueled by development and commercialization of R&D initiatives and when Apax reviewed that plan they developed a real appreciation for our strategy. With that in mind, we would fully expect to continue our focus and investment in R&D.

Q:	What are the tax implications of going private?

For KCI and Apax, there shouldn’t be any implications directly as a result of the deal and our current tax structure should remain intact. The corporate taxes/rates that KCI pays today would not change as a result of becoming a privately-held company.

For shareholders, however, there will be tax implications. They will have to pay taxes on the gains they realize on the stock they purchased or were granted. Employees who hold shares, restricted shares and/or options may want to consult their tax advisor for additional information.

Q:	What exactly is a private equity group?

A private equity (PE) group is a firm which uses equity capital and debt capital to acquire companies specifically for the purpose of earning a financial return. The group typically has multiple funds that are somewhat similar to mutual funds that you might invest in; however, investors in these funds are university endowments, pension funds, wealthy individuals and others. In addition to using the money in their funds for acquisitions, PE groups also raise debt capital through the acquired company from banks and other investors — also known as “levering up.” Once an investment is made, a PE firm will then work with the management team to efficiently run the company, use cash flow generated to pay down debt (just as we did in our 1997 LBO and also following our 2008 acquisition of LifeCell), leverage relationships with other portfolio companies in the PE group’s portfolio (such as Apollo hospitals in India), and eventually exit the investment either through an initial public offering (as we did in 2004) or a sale.

Q:	How will the debt from the deal affect us as a company going forward?

The debt from the transaction is very similar to incurring debt on your credit card and carrying a monthly balance –you pay monthly interest charges and in time you repay the debt you originally incurred. In our case, and just as we do today with our debt obligations, we will cover interest expense from operating profits generated and then use our free cash flow (cash flow left after covering all of our operational and investment needs) to make debt reduction payments.

Q:	Can you clarify what exactly will NOT change under the “One-year agreement” that Cathy mentioned?

As mentioned in last week’s Town Hall, the consortium has agreed to maintain compensation and health and welfare benefit programs that are in aggregate at least as favorable as KCI’s existing compensation and benefit plans for at least one year, should the transaction close. However, it’s important to remember that benefits can be periodically changed in the ordinary course of business by the Compensation Committee of the Board of Directors and the Management Benefits Committee.

Q:	Will this deal have any impact on how AIB is calculated for 2011?

There are no plans at this time to modify how the AIB will be calculated for 2011.

Q:	Is there a hiring freeze?

There is no hiring freeze currently in effect and our recruiters and hiring managers are still busy searching for the best talent to fill current openings.

Q:	Can employees currently enrolled in the ESPP change their contribution levels during this period?

If you are a “designated insider” as defined by the KCI Insider Trading Policy, you are prohibited from changing your ESPP percentage election during a blackout period (the second quarter blackout period runs through July 28, 2011). After that date, designated insiders must obtain pre-clearance before they may change their ESPP elections. Non-designated insiders can change their election at any time without prior approval.

Additional Information about the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Kinetic Concepts, Inc. (“KCI”) by a consortium comprised of funds advised by Apax Partners, L.P. and Apax Partners LLP, together with controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board. KCI plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF KCI ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The definitive proxy statement will be mailed to shareholders of KCI. Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by KCI with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and KCI’s other filings with the SEC may also be obtained from KCI by directing a request to Kinetic Concepts, Inc., Attention: Investor Relations, 8023 Vantage Drive, San Antonio, TX 78230-4726, or by calling 210-255-6157.

KCI and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from KCI’s shareholders in favor of the proposed acquisition. Information regarding KCI’s directors and executive officers is available in its 2010 Annual Report on Form 10-K filed with the SEC on March 1, 2011, and definitive proxy statement relating to its 2011 Annual Meeting of Shareholders filed with the SEC on April 15, 2011. Shareholders may obtain additional information regarding the interests of KCI and its directors and executive officers in the proposed acquisition, which may be different than those of KCI’s shareholders generally, by reading the proxy statement and other relevant documents filed with the SEC when they become available.